VAALCO Energy Authorizes Share Buyback Program

HOUSTON, Aug. 4, 2015 /PRNewswire/ -- VAALCO Energy, Inc. (NYSE: EGY) announced today that its Board of Directors has authorized the repurchase of up to 5.8 million shares of the Company's common stock, which represents approximately 10% of the Company's outstanding common stock, in open market transactions from time to time during the upcoming 18-month period and in accordance with the requirements of the Securities and Exchange Commission.

Steve Guidry, VAALCO's Chairman and CEO, commented, "We are pleased to announce this buyback as it underscores our confidence in the strength of our balance sheet, quality of our assets and our ongoing ability to generate cash flow. At recent market price levels, we believe our common shares represent an excellent opportunity to buy at a significant discount and are a highly attractive investment. We will continue to review additional opportunities to increase shareholder value."

The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company's cash on hand. At the end of the first quarter, the Company had outstanding approximately 58 million shares of common stock issued and outstanding.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Other Information

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's quarterly report on Form 10-Q for the three months ended March 31, 2015, annual report on Form 10-K for the year ended December 31, 2014, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422